SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Options)

THIS SPECIAL CUSTODY AND PLEDGE AGREEMENT, (hereinafter the "Agreement") dated as of November 2, 2010 among the Thompson Plumb Funds, Inc., on behalf of the Thompson Plumb MidCap Fund ("Customer"), Jefferies & Company, Inc.,  ("Broker"), Thompson Investment Management, Inc. ("Manager") and U.S. Bank, N.A., as Custodian hereunder ("Custodian").

WHEREAS, Broker is a clearing member of The Options Clearing Corporation (the "OCC") and a member of several national securities exchanges; and

WHEREAS, Customer has opened one or more margin accounts (collectively, the "Margin Account") with Broker in which Customer may effect Short Sales (as defined below) and engage in the purchase and sale of certain OCC Options (as defined below) contracts through Broker and for that purpose has executed a margin agreement (the “Margin Agreement”) and an options agreement (the “Options Agreement”) with Broker; and

WHEREAS, Customer has appointed Manager as an investment advisor and manager over certain of its assets with authority to effect Short Sales and engage in the purchase and sale of OCC Options and to act on Customer's behalf in connection with the pledge of assets to Broker to secure performance of Customer's obligations with respect to transactions effected for Customer's account with Broker under the Margin Agreement and the Options Agreement; and

WHEREAS,  Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and options transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the "Margin Rules") and Broker's internal policies; and

WHEREAS, to facilitate Short Sales and options transactions by Customer under the Margin Agreement and the Options Agreement, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian is prepared to assist Customer, Manager and Broker in complying with the Margin Rules by acting as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)           (a)  As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account and pledged to Broker in accordance with the terms hereof as is determined by Broker to be adequate under the Margin Rules, the Margin Agreement, the Options Agreement and Broker's internal policies as in effect from time to time.  Collateral shall be valued by Broker at Broker's sole discretion.

"Advice from Broker" means a written notice sent by an authorized representative of Broker delivered to Customer, Manager or Custodian, as applicable hereunder, communicated in writing, by a facsimile-sending device, or electronic e-mail. Broker will certify to Custodian the names and signatures of those persons authorized to give Advice from Broker, which certification may be amended or transmitted from time to time and is attached hereto as Exhibit A.

"Business Day" means a day on which Custodian and Broker are open for business.

"Call Option" means a call option which is issued by the OCC and is cleared by Broker through the OCC.

"Collateral" means U.S. cash, U.S. Government securities or other U.S. margin-eligible securities acceptable to Broker which are held in the Special Custody Account and pledged to Broker as provided herein.

"Insolvency" means that:  (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the "Bankruptcy Law") of any jurisdiction adjudicating Customer insolvency; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

"Instructions from Customer" means a written request, direction or certification signed in the name of Customer by a person authorized by Customer (including Manager) and delivered to Custodian or transmitted to it by a facsimile-sending device except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer (including Manager).

"Option" means either a Put Option or a Call Option or both as the context requires.

"Put Option" means a put option which is issued by the OCC and is cleared by Broker through the OCC.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Agreement and the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(b) Capitalized terms used herein that are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) shall have the respective meanings set forth therein.

(2)           (a)  Custodian, in its capacity as a securities intermediary as defined in Article 8 of the UCC (“Article 8”) to the extent the same may be applicable, or in applicable federal law or regulations, has opened a separate account on its books entitled "Special Custody Account for  Jefferies & Company, Inc., as Pledgee of the Thompson Plumb MidCap Fund, a series of Thompson Plumb Funds, Inc." (the "Special Custody Account") and shall hold therein for Broker’s benefit as pledgee upon the terms of this Agreement all Collateral received by Custodian and properly identified for deposit from time to time in such Special Custody Account pursuant to this Agreement and all monies or other property paid or distributed with respect thereto.  The Custodian hereby agrees that any property held in the Special Custody Account shall be deemed to be a financial asset for purposes of Article 8 to the extent the same may be applicable.  Manager agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account. Custodian acknowledges that, notwithstanding anything to the contrary in any agreement between Customer and Custodian, Custodian shall (i) hold the Special Custody Account and the Collateral subject to the security interest granted to Broker under this Agreement and (ii) reflect such security interest on Custodian’s books and records relating to the Special Custody Account.

(b)  Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c)  Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement.  Customer, Broker and Custodian agree that Collateral will be held for Broker’s benefit in the Special Custody Account, in accordance with this Agreement, by Custodian as agent of Broker, that Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker or other entitlement order (as defined in Article 8) from Broker and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d)  Customer hereby grants and assigns to Broker a continuing first priority security interest in, lien upon and right of set off against: (i) all of Customer’s right, title and interest in and to the Collateral and any proceeds thereof; (ii) in all other property in the Margin Account and the Special Custody Account; and (iii) in its accounts (including the Margin Account) with Broker and the Special Custody Account, in each case whether now owned or existing or hereafter acquired or arising and together with all Accounts, General Intangibles, Securities, Financial Assets, Security Entitlements, Money, Securities Accounts, Deposit Accounts and Security Interests (each as defined in the UCC) constituting or relating to the foregoing, and all Proceeds of any of the foregoing, to secure Customer's obligations to Broker hereunder and under the Margin Agreement, the Options Agreement and this Agreement.  Custodian shall have no responsibility for the creation, validity, priority or enforceability of such security interest.

(3)           Custodian will make available to Broker and Customer by use of a secured web site all pledges, deliveries, releases or substitutions of Collateral.  Custodian will also advise Broker, upon reasonable request (and in any event at least monthly) and within a reasonable time, of the kind and amount of Collateral pledged to Broker and held in the Special Custody Account.  Upon the request of Customer, Broker will advise Customer of any excess Collateral in the Special Custody Account that represents an excess in value of the Collateral as determined by Broker to be necessary to constitute Adequate Performance Assurance at that time.  So long as Adequate Performance Assurance is held in the Special Custody Account pursuant to the terms and conditions of this Agreement after such transfer, upon Instructions from Customer to Broker, Broker shall advise Custodian in an Advice from Broker to transfer such excess Collateral out of the Special Custody Account to an account designated by Customer.

(4)           Custodian agrees to release Collateral to Customer from the Special Custody Account hereunder only upon receipt of an Advice from Broker.  Broker agrees, upon request of Manager, to provide such an Advice from Broker with respect to Collateral selected by Manager:  (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value as determined by Broker to be at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer's accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and payment of any and all amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for determining whether the Collateral constitutes Adequate Performance Assurance; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)           Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form at Customer’s expense), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated by this Agreement.

(6)           Collateral shall at all times remain the property of Customer subject to the Broker’s continuing first security priority interest and rights therein of Broker as the pledgee and secured party thereof and of Custodian as contemplated hereunder.  Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of any kind of Custodian or any person claiming through Custodian, except for a lien for Custodian’s fees and expenses in connection herewith or solely with respect to the Special Custody Account under any other custodian agreement between Customer and Custodian.  Custodian shall use its best efforts to notify Broker, Manager and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7)           The occurrence of any of the following constitutes a Customer Default hereunder:

(a)
failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance and its obligation, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b)	Customer's Insolvency.

If a Customer Default has occurred and Broker has determined to exercise its rights under the Margin Agreement and/or Options Agreement, Broker will promptly notify Customer and Manager in an Advice from Broker of such Customer Default.  No sooner than 2:00 p.m. on the next Business Day after transmittal by Broker of such Advice from Broker, if the Customer Default continues at the end of such period, Broker may thereupon take any action permitted pursuant to the Margin Agreement and/or Options Agreement, including without limitation the conversion of any convertible securities or exercise of Customer's rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer's obligations to Broker (in which event such Collateral shall be delivered to Broker as directed in an Advice from Broker).  Any sale of Collateral made hereunder shall be made in accordance with the provisions of the UCC in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid.  Any surplus resulting from the sale of Collateral shall be transmitted to an account designated by Customer pursuant to an Advice of Broker.  Broker shall use commercially reasonable efforts to notify Customer and Manager of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(8)           Broker hereby covenants, for the benefit of Customer only, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to Paragraph 7 until after the occurrence of the events and the expiration of the time periods set forth in Paragraph 7 above.  The foregoing covenant and the provisions of Paragraph 7 shall in no way constitute a limitation on Broker's right at any time to instruct Custodian pursuant to an Advice from Broker or other entitlement order and Custodian's obligation to act upon such instructions.  Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of applicable law, this Agreement or any other agreement between Broker and Customer.  Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of an Advice from Broker to deliver Collateral.

(9)           It is understood that all determinations and directions for Short Sales and options transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Manager.  Customer is not relying upon Broker to make recommendations with respect thereto.

(10)         Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of gross negligence and may rely and shall be protected in acting upon any Advice from Broker or Instructions from Customer or any other notice, instruction or other communications from Customer or Broker which it believes to be genuine and authorized.  As between Customer and Custodian, the terms of any custodian agreement between Customer and Custodian shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement.  As between Custodian and Broker, Broker shall indemnify, defend and hold harmless Custodian with regard to any loss, liability and expense of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of or relating to any act or omission of Custodian in accordance with any Advice from Broker or other notice or instruction from Broker hereunder, except to the extent such loss, liability or expense is the result of Custodian’s own gross negligence, recklessness, willful misconduct or bad faith in the carrying out of such Advice from Broker, notice or instruction.   Notwithstanding and without limiting Broker’s indemnification responsibilities set forth herein, Customer shall indemnify, defend and hold harmless Broker and Custodian with regard to any loss, liability and expense of Broker or Custodian (including reasonable counsel fees), except to the extent such loss, liability or expense is the result of Broker’s or Custodian’s own gross negligence, recklessness, willful misconduct or bad faith, as the case may be.  In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute, regulation or other law regarding the establishment or maintenance of margin credit, including, but not limited to, applicable Margin Rules, or any federal statutes, rules or regulations, other than those governing custodial activities of a national bank generally.  Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement and, without limiting any other indemnification responsibility herein, each of Customer, Manager and Broker, with respect to its own acts and omissions, shall indemnify, defend and hold harmless Custodian with regard to any loss, liability and expense of Custodian (including counsel fees) imposed on or incurred by Custodian arising out of or relating to any such acts or omissions, except to the extent such loss, liability or expense is the result of Custodian’s own gross negligence, recklessness, willful misconduct or bad faith.  Custodian shall not be required to act or omit to act under this Agreement contrary to any applicable law.  Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in or credited to the Special Custody Account shall be identified on Custodian’s books and records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses caused directly or indirectly by suspension of trading, nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; enactment, promulgation, imposition or enforcement by any governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, civil disturbances, strikes, terrorism, insurrection, revolution, natural calamities, labor or material shortages or government restrictions; delays in mail, delays or inaccuracies in the transmission of orders or information; governmental, exchange or self-regulatory organization laws, rules or actions; acts of God; or any other causes beyond the control of such party or its agents.  Neither Broker nor Custodian shall be liable for any indirect, incidental, special, punitive or consequential damage, even if advised of the possibility or likelihood thereof.  This Section shall survive the termination of this Agreement.

(11)         All charges for Custodian's services under this Agreement shall be paid by Customer, as agreed to from time to time between Customer and Custodian.

(12)         Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder or for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the direct result of Broker's own gross negligence, recklessness, willful misconduct or bad faith.

(13)         No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer, Manager and Custodian.

(14)         Except as otherwise specifically provided for herein, written communications hereunder shall be telegraphed, sent by facsimile transmission, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	U.S. Bank, N.A.
1555 N. Rivercenter Dr.
Milwaukee, WI 53212
Attention: Tom Fuller
Phone: 414-905-6118
Fax: 866-350-5066

(b)	if to Customer, to:	Thompson Plumb Funds, Inc.
c/o Thompson Investment Management, Inc.
918 Deming Way, 3rd Floor
Madison, WI 53717
Attention: Penny Hubbard
Fax: (262) 364-3176
Phone: (608) 827-7335

(c)	if to Broker, to:	Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022
Phone: (212) 284-2300

(d)	if to Manager, to:	Thompson Investment Management, Inc.
918 Deming Way, 3rd Floor
Madison, WI 53717
Attention: Angela Wolf
Fax No.: (262) 364-3177
Phone No. (608) 827-7321

or, in the case of each party hereto, such other address as such party shall notify to the other parties hereto in accordance with this Paragraph 14.

                (15)         Any of the parties hereto may terminate this Agreement by at least 10 business days’ notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreement and any applicable Margin Rules.

(16)         Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate short sales or options transactions.

(17)         If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein, provided that the essential provisions of this Agreement for each party remain valid, binding and enforceable.

(18)         All references herein to times of day shall mean the time in New York, New York, U.S.A.

(19)         This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York.  This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(20)         This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

THOMPSON PLUMB FUNDS, INC. (CUSTOMER):

By:	/s/ James T. Evans
Title:	James T. Evans, Vice President

JEFFERIES & COMPANY, INC. (BROKER):

By:	/s/ Richard W. Reinemann
Title:	Managing Director

U.S. BANK, N.A. (CUSTODIAN):

By:	/s/ Joe D. Redwine
Title:	Joe D. Redwine, Executive Vice President

THOMPSON INVESTMENT MANAGEMENT, INC. (MANAGER)

By:	/s/ James T. Evans
Title:	James T. Evans, Vice President & CIO

EXHIBIT A

AUTHORIZED PERSONS – currently on file with U.S. Bank, N.A. custody

Set forth below are the names and specimen signatures of the persons authorized by the Broker (Jefferies & Company, Inc.) to act on the Special Custody Account.

Authorized Persons (Name and Title)	Specimen Signatures